Exhibit 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of FOCUS Enhancements, Inc. on Form S-8 (Nos. 33-80498, 33-80651 and 333-33243) and on Form S-3 (No. 333-26911) of our report, which included an explanatory paragraph about the Company's ability to continue as a going concern, dated March 14, 1997, (except for Notes 8 and 16 as to which the date is March 31, 1997 and Note 2 as to which the date is October 20, 1997), on our audit of the consolidated financial statements of FOCUS Enhancements, Inc. as of December 31, 1996 and for the year ended, which report is included in this Annual Report on Form 10-KSB/A-1.





                                           WOLF & COMPANY, P.C.

Boston, Massachusetts
November 12, 1997